Exhibit 2.1

AMENDMENT NO. 1 TO
AGREEMENT AND PLAN OF MERGER

This AMENDMENT NO. 1 TO AGREEMENT AND PLAN OF MERGER (this “Amendment”) is entered into as of October 29, 2019, by and among New Media Investment Group Inc., a Delaware corporation (“Parent”), Gannett Co., Inc., a Delaware corporation (the “Company”), Arctic Holdings LLC, a Delaware limited liability company and a wholly owned subsidiary of Parent (“Intermediate Holdco”), and Arctic Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of Intermediate Holdco (“Merger Sub”).

WHEREAS, Parent, the Company, Intermediate Holdco and Merger Sub are party to that certain Agreement and Plan of Merger, dated as of August 5, 2019 (the “Merger Agreement”); and

WHEREAS, the parties desire to amend the Merger Agreement as set forth herein, in accordance with Section 9.03 of the Merger Agreement.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereby agree as follows:

1.          Clause (b) of Section 1 of Exhibit C of the Merger Agreement is hereby replaced in its entirety by the following:

“(b) at the option of the Company, either (1) three directors designated by the Company from among the directors serving on the Board of Directors of the Company as of immediately prior to the Effective Time, all of whom must qualify as an “independent director” with respect to Parent and the Company under the rules and regulations of the NYSE (each, an “Independent Company Director”), or (2) two Independent Company Directors designated by the Company and Ms. Barbara W. Wall, plus”.

2.          The phrase “two-thirds of the independent directors of Parent” in Section 2(i), Section 4(ii), Section 5 and Section 8 of Exhibit C of the Merger Agreement is hereby replaced with the phrase “two-thirds of the independent directors of Parent, with Ms. Wall being deemed to be included as an independent director of Parent for purposes of this calculation if she becomes a member of the Board in accordance with clause (b)(2) of Section 1 of this Exhibit C”.

3.          Clause (ii) of Section 2 of Exhibit C is hereby replaced in its entirety by the following:

“(ii)  At or prior to the Effective Time, Parent shall take such actions as may be necessary or appropriate such that, as of the Effective Time, the Transformation Committee shall consist of four directors, two of whom shall be Independent Parent Directors and two of whom shall be Independent Company Directors; provided that if Ms. Wall becomes a member of the Board in accordance with clause (b)(2) of Section 1 of this Exhibit C, then the Transformation Committee shall consist of four directors, two of whom shall be Independent Parent Directors, one of whom shall be an Independent Company Director, and one of whom shall be Ms. Wall.  The Board of Directors of Parent shall cause this composition to continue for so long as there are two Independent Company Directors (or one Independent Company Director and Ms. Wall, as applicable) serving on the Board of Directors of Parent.”

4.          Except to the extent specifically amended by this Amendment, the Merger Agreement remains unchanged and in full force and effect. Any references in the Merger Agreement to “this Agreement,” or to the words “hereof” or “hereunder” or words of similar import, and all references to the Merger Agreement in any and all agreements, instruments, documents, notes, certificates and other writings of every kind of nature (other than in this Amendment or as otherwise expressly provided), shall mean the Merger Agreement as amended by this Amendment, whether or not this Amendment is expressly referenced.

5.          This Amendment shall be construed, performed and enforced in accordance with, and governed by, the laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule that would cause the application of the laws of any jurisdiction other than the State of Delaware.

6.          This Amendment may be executed in counterparts (including by facsimile, “.pdf” files or other electronic transmission), each of which shall be deemed an original, but all of which when taken together shall constitute the same instrument.

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed as of the date first above written.

NEW MEDIA INVESTMENT GROUP INC.
by
/s/ Michael E. Reed
Name:	Michael E. Reed
Title:	Chief Executive Officer

GANNETT CO., INC.
by
/s/ Paul J. Bascobert
Name:	Paul J. Bascobert
Title:	President and Chief Executive Officer

ARCTIC HOLDINGS LLC
by
/s/ Kirk A. Davis
Name:	Kirk A. Davis
Title:	Chief Executive Officer

ARCTIC ACQUISITION CORP.
by
/s/ Kirk A. Davis
Name:	Kirk A. Davis
Title:	President, Chief Executive Officer and Chief Operating Officer